EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-52648 and 333-120968 on Form S-8 and No. 333-131115 on Form S-3 of Endo Pharmaceuticals Holdings Inc. and subsidiaries of our reports dated March 1, 2006, relating to the financial statements and financial statement schedule of Endo Pharmaceuticals Holdings Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Endo Pharmaceuticals Holdings Inc. and subsidiaries for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania March 8, 2006